POWER OF ATTORNEY

     I, the undersigned Trustee of The Wright Managed Blue Chip Series Trust, a Massachusetts business trust, do hereby constitute and appoint H. Day Brigham, Jr., Peter M. Donovan, Alan R. Dynner and A.M. Moody, III, or any of them, to be true, sufficient and lawful attorneys, or attorney for me, to sign for me, in my name in the capacities indicated below, any and all amendments (including post-effective amendments) to the Registration Statement on Form N-1A filed by The Wright Managed Blue Chip Series Trust with the Securities and Exchange Commission in respect of shares of beneficial interest and other documents and papers relating thereto.

     IN WITNESS WHEREOF I have hereunto set my hand on the date set opposite my signature.


         NAME                    CAPACITY                   DATE
         ----                    --------                   ----



/s/ Dorcas R. Hardy              Trustee                    December 9, 1998
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Dorcas R. Hardy